Exhibit 4.21

Subscription Rights Certificate #:

NAVIDEA BIOPHARMACEUTICALS, INC.

SUBSCRIPTION RIGHTS OFFERING

THIS SUBSCRIPTION RIGHTS OFFERING (“RIGHTS OFFERING”) EXPIRES AT 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 17, 2022, UNLESS THE EXERCISE PERIOD IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

Navidea Biopharmaceuticals, Inc. (the “Company”) has distributed to each holder of its common stock, par value $0.001 (the “Common Stock”), each holder of warrants issued to the underwriter in the Company’s public offering in 2019 (the “Underwriter Warrants”), each holder of  its Series D redeemable convertible preferred stock, par value $0.001 (“Series D preferred stock”), and each holder of its Series F redeemable convertible preferred stock, par value $0.001 (“Series F preferred stock”), owned as of record (each an “Eligible Holder”) at 5:00 p.m., New York City time, on August 3, 2022 (the “Record Date”), at no charge, one (1) non-transferable subscription right (the “Rights”), for each one (1) share of common stock owned or deemed owned as of the Record Date. Shares that are “deemed owned” refer to the shares issuable upon exercise of the Underwriter Warrants and the shares issuable upon conversion of the Series D preferred stock and Series F preferred stock. Each Right entitles the Eligible Holder to subscribe for and purchase one (1) unit of the Company (the “Unit”), which we refer to as the basic subscription right, at a subscription price of $1,000 per Unit (the “Subscription Price”), subject to proration among Eligible Holders exercising their basic subscription right. Each Unit consists of one (1) share of Series I Convertible Preferred Stock, par value $0.001 (the “Series I preferred stock”), and warrants to purchase 1,538 shares of Common Stock (the “Warrants”).

Each Right consists of a basic subscription right and an over-subscription privilege. An Eligible Holder who fully exercises its basic subscription right is entitled to exercise an over-subscription privilege to subscribe for and purchase, for the Subscription Price, additional Units that remain unsubscribed at the Expiration Date, subject to proration and stock ownership limitations. The terms and conditions of the rights offering are set forth in the Company’s Prospectus dated August [ ], 2022 (as it may be amended or supplemented, the “Prospectus”), which is incorporated into this Subscription Rights Certificate by reference. Capitalized terms used but not defined herein have the meanings set forth in the Prospectus. The owner of this certificate is entitled to the number of Rights, and is entitled to exercise the basic subscription right for the number of Units, shown on this Subscription Rights Certificate.

THE RIGHTS ARE NON-TRANSFERABLE

The Rights are non-transferable. The Rights will not be listed on any securities exchange or quoted on any automated quotation system. Upon expiration of the rights offering, the Series I preferred stock and Warrants will immediately separate. There is no public trading market for the Series I preferred stock or the Warrants and we do not intend that they will be listed for trading on NYSE American or any other securities exchange or market.

SUBSCRIPTION PRICE

The Subscription Price for the basic subscription privilege and the over-subscription privilege is $1,000 per Unit.

METHOD OF EXERCISE OF RIGHTS

IN ORDER TO EXERCISE YOUR RIGHTS, YOU MUST PROPERLY COMPLETE AND SIGN THIS SUBSCRIPTION RIGHTS CERTIFICATE ON THE BACK AND RETURN IT IN THE ENVELOPE PROVIDED TO THE SUBSCRIPTION AGENT, BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC., TOGETHER WITH PAYMENT IN FULL FOR AN AMOUNT EQUAL TO THE SUBSCRIPTION PRICE MULTIPLIED BY THE TOTAL NUMBER OF UNITS THAT YOU ARE REQUESTING TO SUBSCRIBE FOR AND PURCHASE TO THE SUBSCRIPTION AGENT BEFORE 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. RIGHTS HOLDERS SHOULD CAREFULLY REVIEW THE PROSPECTUS AND CONSULT THEIR LEGAL, TAX AND FINANCIAL ADVISORS BEFORE EXERCISING THEIR RIGHTS.

You must timely pay the full Subscription Price for the full number of Units you wish to acquire pursuant to the basic subscription right and the over-subscription privilege. Units subscribed for pursuant to the over-subscription privilege are subject to proration and stock ownership limitations, as described in the Prospectus. If you are an Eligible Holder, you must deliver payment via wire transfer or cashier’s check, certified check, personal check or bank draft drawn against a U.S. bank payable to “Broadridge Corporate Issuer Solutions, Inc.” If your shares are held in the name of a broker, dealer, bank or other nominee, you should deliver payment to such broker, dealer, bank or other nominee, as applicable, in accordance with the instructions provided by such nominee.

Certain holders of the Rights will have the option to pay the Subscription Price by cancelling or exchanging their shares of Series D preferred stock, Series F preferred stock and/or Series G redeemable preferred stock and the Company’s indebtedness evidenced by a secured term note (“Term Note”) in the aggregate principal amount of $2.5 million plus accrued but unpaid interest, instead of paying by check or wire transfer of funds. The fair market value of the shares of each series of preferred stock and the Term Note to be cancelled or exchanged in the rights offering will be determined by an independent appraisal obtained by the Company. By signing this Subscription Rights Certificate, the subscriber who elects to pay the Subscription Price by cancelling or exchanging their shares of Series D preferred stock, Series F preferred stock, Series G redeemable preferred stock and/or the Term Note, on behalf of itself and each of its directors, officers, agents, employees, and representatives, successors, assigns, and affiliates (“Subscriber Releasing Parties”), hereby affirmatively waives and releases any and all rights and claims (whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise) that any Subscriber Releasing Party may now or hereafter have against the Company and each of its directors, officers, agents, employees, and representatives, and any of its or their successors, assigns, and affiliates, whether at law or in equity, arising out of or relating to the purchase, ownership and valuation of the shares of the series of preferred stock and/or Term Note being cancelled or exchanged in the rights offering.

Payments of the Subscription Price for the Units will be held in a segregated account until the rights offering is completed, unless the Company withdraws or terminates the rights offering. No interest will be paid to you on the funds you deposit with the Subscription Agent. You will not receive any interest on the payments held by the Subscription Agent before your Units have been issued to you or your payment is returned to you, without interest, because your exercise has not been satisfied for any reason.

PLEASE PRINT ALL INFORMATION CLEARLY AND LEGIBLY
SECTION 1: OFFERING INSTRUCTIONS (check the appropriate boxes) IF YOU WISH TO SUBSCRIBE FOR YOUR FULL ENTITLEMENT OF SUBSCRIPTION RIGHTS:

☐	I apply for ALL of my entitlement of Units pursuant to the basic subscription right	__________ (no. of subscription Rights)	x 1=	__________ (no. of Units)	x $1,000 = (per Unit)	$__________

EXAMPLE: If you own 1,000 shares of Common Stock, your basic subscription right permits the purchase of 1,000 Units. [1,000 subscription Rights x 1= 1,000.]

☐	I apply for additional Units pursuant to the over-subscription privilege*		______________________ (no. of additional Units)		x $1,000 = (per Unit)	$__________

IF YOU DO NOT WISH TO APPLY FOR YOUR FULL ENTITLEMENT OF UNITS PURSUANT TO THE BASIC SUBSCRIPTION RIGHT:

☐	I apply for		______________________ (no. of Units)		x $1,000 = (per Unit)	$__________

IF YOU DO NOT WISH TO EXERCISE YOUR RIGHT TO SUBSCRIBE: Please disregard this mailing

SECTION 2: SUBSCRIPTION AUTHORIZATION:

I acknowledge that I have received the Prospectus for this rights offering and I hereby subscribe for the number of Units indicated above on the terms and conditions specified in the Prospectus relating to the basic subscription right and over-subscription privilege in the rights offering:

Signature of Subscriber(s)

(address if different than listed on this Rights Certificate)
Telephone number (including area code)

*	You can only participate in the over-subscription privilege if you have subscribed for your full entitlement of Units pursuant to your basic subscription right.

Please complete all applicable information and return to: Broadridge Corporate Issuer Solutions, Inc.

By First Class Mail: Broadridge Corporate Issuer Solutions, Inc., Attn: BCIS Re-Organization Dept.

P.O. Box 1317, Brentwood, NY 11717-0718

By Express Mail or Overnight Delivery: Broadridge Corporate Issuer Solutions, Inc., Attn: BCIS IWS

51 Mercedes Way, Edgewood, NY 11717

DELIVERY OF THIS SUBSCRIPTION RIGHTS CERTIFICATE TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

Any questions regarding this Rights Certificate and Rights Offering may be directed to Broadridge Corporate Issuer Solutions, Inc., toll free at (888) 789 -8409 or by email at shareholder@broadridge.com.

3